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Pricing Supplement dated:  9/15/2000                        Rule 424(b)3
to Prospectus dated: JUNE 6, 2000                           File No.  333-84179

                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE
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Principal Amount:                $100,000,000   Initial Interest Rate: 6.79125%
Agent's Discount or Commission:  $    250,000   Original Issue Date: 9/15/2000
Net Proceeds to Issuer:          $ 99,750,000   Stated Maturity Date: 9/16/2002
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Calculation Agent:  BANK OF NEW YORK

Interest Calculation:
[X] Regular Floating Rate Note             [ ] Floating Rate/Fixed Rate Note
[ ] Inverse Floating Rate Note                 (Fixed Rate Commencement Date):
      (Fixed Interest Rate):    %              (Fixed Interest Rate):        %

Interest Rate Basis:
[ ] CD Rate                   [ ] Prime Rate             [ ] Federal Funds Rate
[ ] Commercial Paper Rate     [X] Libor                  [ ] Treasury Rate
[ ] CMT Rate                  [ ] 11th District Cost of Funds Rate
If Libor, Designated Libor page:              If CMT Rate:
      [ ] Reuters Page                            Designated CMT Telerate Page
      [X] Telerate Page: 3750                     Designated CMT Maturity Index:
      Designated Libor Currency: USD

Initial Interest Reset Date:  9/15/2000                    Spread (+/-):  + 17 bps
Interest Reset Date(s):  ON THE 16TH OF EVERY MONTH        Spread Multiplier: N/A
Interest Payment Date(s):  ON THE 16TH OF EVERY MONTH      Maximum Interest Rate:  % N/A
Index Maturity:   1 MONTH                                  Minimum Interest Rate: % N/A

Day Count Convention
[X] Actual/360 for the period from  9/15/2000 TO 9/16/2002.
[ ] Actual/Actual for the period from            to
[ ] 30/360 for the period from            to

Redemption
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of Principal Amount.

Repayment:
    [X] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

Original Issue Discount:      [ ] Yes      [X] No
       Total Amount of OID:       Yield to Maturity:
       Initial Accrual Period:

Form:   [X] Book Entry            [ ] Certificated

Agent: CHASE SECURITIES INC.
Agent acting in the capacity as indicated below:
       [X]  Agent                 [ ]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed public offering price of
           ___ % of principal amount.

If as agent:
       [X] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other/Additional Provisions: